                                                                EXHIBIT(d)(1)(i)

                               AMENDED SCHEDULE A

                               WITH RESPECT TO THE

                         INVESTMENT MANAGEMENT AGREEMENT

                                    BETWEEN

                    ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

                                       AND

                              ING INVESTMENTS, LLC

SERIES                                                  ANNUAL INVESTMENT MANAGEMENT FEE
------                                                  --------------------------------
                                                      (as a percentage of daily net assets)
ING VP Strategic Allocation Balanced Portfolio                       0.60%
ING VP Strategic Allocation Growth Portfolio                         0.60%
ING VP Strategic Allocation Income Portfolio                         0.60%